Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-      ) and related Prospectus of State Street Corporation for the registration of an indeterminate amount of debt securities, preferred stock, depositary shares, common stock, stock purchase contracts, stock purchase units and warrants and the registration of capital securities of State Street Capital Trust III and State Street Capital Trust IV and to the incorporation by reference therein of our reports dated February 17, 2006, with respect to the consolidated financial statements of State Street Corporation, State Street Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Street Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Boston, Massachusetts

March 17, 2006